Exhibit 23.1

Consent of independent registered public accounting firm

We consent to the incorporation by reference in this Registration Statement on Form F-3 and related Prospectus of our report dated February 17, 2015, relating to the consolidated financial statements of Orange and its subsidiaries, as of and for the year ended December 31, 2014, appearing in the Annual Report on Form 20-F for the year ended December 31, 2016 and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ DELOITTE & ASSOCIES

Neuilly-sur-Seine

December 12, 2017